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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            ------------------------


                                    FORM 8-K
                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                Date of Report (Date of Earliest Event Reported)
                               February 18, 1999


                            Martin Industries, Inc.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)



        0-26228                                         63-0133054
 (Commission File No.)                       (IRS Employer Identification No.)




 301 E. Tennessee Street
    Florence, Alabama                                      35630
  (Address of principal                                 (Zip Code)
   executive offices)

                                  256-767-0330
              (Registrant's telephone number including area code)

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Item 5.  Other Events

                  By press release issued on February 23, 1999, Martin Industries, Inc. announced that its Board of Directors has adopted a Stockholder Rights Plan and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of common stock.

                  William H. Martin, III, Chairman of the Board of Directors of Martin Industries, Inc., stated in the release: "The Rights are designed to protect Martin's stockholders in the event of an unsolicited attempt to acquire the Company and to guard against abusive tactics which the Board believes are not in the best interest of Martin's stockholders. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

                  The Rights will be exercisable only if a person or group acquires 15% or more of Martin's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. The Board of Directors is authorized to reduce the 15% thresholds referred to above to not less than 10%. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $10.

                  If a person or group acquires 15% or more of Martin's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Martin's common shares having a market value of twice such exercise price. In addition, if Martin is acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such exercise price.

                  Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of junior participating preferred stock or equivalent preferred stock) per Right. Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable by the Company for one cent per Right at the option of the Board of Directors.

                  The dividend distribution will be made on March 8, 1999 payable to stockholders of record on that date. The Rights will expire on March 8, 2009. The Rights distribution is not taxable to stockholders. Details of the Stockholder Rights Plan are outlined in a letter which will be mailed to all stockholders.

                  A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to the Company's Registration Statement on Form 8-A dated February 24, 1999.



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                  The Board of Directors also announced that it has adopted
amendments to the Company's by-laws providing that a majority of the members of the Board of Directors are to be independent directors immediately following the Company's annual meeting of stockholders to be held in 1999. The amendment further provides that in the event one or more of the persons nominated by the Board of Directors to stand for election at the annual meeting to be held in 1999 who meet the definition of independent director are not elected by the stockholders, the time by which the Board of Directors is required to include a majority of independent directors shall be extended to the end of the annual meeting to be held in the year 2000. The amendment states that if the board thereafter fails to be in compliance with the requirement, whether due to death, resignation, removal or any other reason, the board shall have until the second annual meeting after such failure to use its reasonable efforts to be in compliance. The by-law amendments also provide that the requirement in the by-laws that the Board of Directors consist of a majority of members who are independent directors may not be amended by the Board of Directors, but only by the affirmative vote of a majority of the shares of the Company entitled to vote thereon and present in person or represented by proxy at a meeting where a quorum is present and such action is considered. A copy of the amendments to the by-laws of the Company is included as an exhibit to this Current Report on Form 8-K.

Item 7.  Financial Statements and Exhibits

         (a)      Financial Statements- None
         (b)      Pro forma financial information - None
         (c)      Exhibits
                  99.1     Amendments to the By-laws of Martin Industries, Inc.



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         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              MARTIN INDUSTRIES, INC.


DATE: February 24, 1999               By   /s/ ROBERT L. GOUCHER
                                         --------------------------------------
                                                Robert L. Goucher
                                                  Its President
                                             and Chief Executive Officer



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                               INDEX TO EXHIBITS


         EXHIBIT NO.          DESCRIPTION OF EXHIBIT             PAGE NO.
         ----------           ----------------------             --------
            99.1              Amendments to the By-laws
                              of Martin Industries, Inc.